================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)


                          ROSETTA INPHARMATICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  777777 10 3
                        ------------------------------
                                 (CUSIP Number)

                                August 8, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No.  777777 10 3              13G                          Page 2 of 6

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1.   I.R.S. Identification Nos. Of Above Persons


      AGILENT TECHNOLOGIES, INC., 770518772
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.
                                                                (a) [_]
      Not applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,459,791
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,459,791
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,459,791
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.

      Not applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      10.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO
------------------------------------------------------------------------------

 * All calculations are based on 31,769,081 shares of Rosetta Inpharmatics, Inc. Common Stock outstanding according to Rosetta Inpharmatics, Inc.'s Form 10-Q filed with the Securities and Exchange Commission on October 26, 2000.

CUSIP No 777777 10 3                  13G                           Page 3 of 6

ITEM 1.

                    (a)      NAME OF ISSUER:

                             Rosetta Inpharmatics, Inc.

                    (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                             12040 115/t/h Avenue, NE, Suite 210, Kirkland, WA  98034

ITEM 2.

                    (a)      NAME OF PERSON FILING:

                             Agilent Technologies, Inc.

                    (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                             395 Page Mill Road, Palo Alto, California 94306

                    (c)      CITIZENSHIP:

                             Delaware

                    (d)      TITLE OF CLASS OF SECURITIES:

                             Common Stock of $0.001 par value per share

                    (e)      CUSIP NUMBER:

                             00846U 10 1

ITEM 3.                      TYPE OF PERSON REPORTING UNDER RULES 13d-1(b) OR 13d-2(b):

                             Not applicable

ITEM 4.                      OWNERSHIP

                    (a)      Amount Beneficially Owned:  3,459,791

                    (b)      Percent of Class:  10.9%

                    (c)      Number of Shares as to Which Such Person Has:

                             (i)      Sole power to vote or to direct the vote:                                 3,459,791
                             (ii)     Shared power to vote or to direct the vote:                                       0
                             (iii)    Sole power to dispose or direct the disposition of:                       3,459,791
                             (iv)     Shared power to dispose or direct the disposition of:                             0

CUSIP No 777777 10 3                  13G                           Page 4 of 6


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not applicable

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON

                   Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   Not applicable

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   Not applicable

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP

                   Not applicable

ITEM 10.           CERTIFICATION

                   Not applicable

CUSIP No 777777 10 3                  13G                           Page 5 of 6


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 18, 2000                       By:  /s/ Marie Oh Huber
Date                                         -----------------------------------
                                             Marie Oh Huber
                                             Vice President, Assistant Secretary
                                             and Assistant General Counsel